LICENSE AGREEMENT                            D96054R


         License Agreement (this "Agreement"), when executed by both parties, is effective as of the 1st day of August, 1996, by and between Marvel Characters, Inc., a Delaware corporation with an office at 26707 West Agoura Road, Calabasas, California 91302 ("Marvel"), and the party identified below ("Licensee").

1.       BASIC INFORMATION AND TERMS

         The following information and terms appear for ease of reference in this Section 1 and are set forth in greater detail in the indicated sections of this Agreement which follow. This Section 1 is not itself a contract, but only a part of this Agreement.

Licensee:                  Laser Storm Inc.
                           7808 Cherry Creek South Drive
                           Denver, CO 80231

Characters:         The   following  characters   as  they  appear  in
                    Marvel's comic book publications limited to: X-Men
                    (01XM),  Beast  (01BE),   Cyclops  (01CC),  Gambit
                    (01GM),   Archangel  (01AA),   Jean  Grey  (01JG),
                    Professor X (01PX), Psylocke (01PE), Rogue (01RO),
                    Storm (01ST),  Wolverine  (01WV),  Iceman  (01IC),
                    Bishop   (02BS),   Cannonball   (01CN).   Friends:
                    Starjammers (02SJ),  Hepzibah (01HP), Raza (01RA),
                    Nereel  (02NR),   Corsair  (01CS),  Ch'od  (01CD),
                    Princess  Lilandra  (01PR).  Enemies:   Apocalypse
                    (01AP),  Avalanche (01AE), Blob (01BL),  Gladiator
                    (02GL), Imperial Guard (02IM),  Juggernaut (01JU),
                    Magneto (01MG),  Mojo (01MJ), Mr. Sinister (03MS),
                    Omega Red  (03OR),  Pyro  (01PY),  Sauron  (02SA),
                    Sebastian Shaw (07SS),  Sentinels  (02SE),  Spiral
                    (01SL),   Hellfire  Club  (02HF),  Exodus  (05EX),
                    Acolytes (02AC),  Holocaust (02HL),  Brood (02BR),
                    Brood  Queen  (04BR),  Arcade  (01AC),   Phantasia
                    (02PH),   Commando  (02CM),   Toad  (01T0),   Lady
                    Deathstrike  (05LD),   Cyber  (03CY).   Additional
                    characters  may be added to and deleted  from this
                    Agreement  as each comic book series  develops and
                    warrants,   subject  to  Marvel's   prior  written
                    approval.

                                                                           #2
Licensed Rights: Listed on Exhibit A                                       #3(a)

Territory: Licensee-owned and sublicensee-owned (subject to Marvel's approval as specified in Section 21(f) hereof) entertainment centers located in The United States of America, its territories and possessions
and Canada.                                                                #3(b)


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Commencement Date:  August 1, 1996

Expiration Date:  February 1, 2000                                         #3(c)

Notwithstanding the foregoing, the term for any entertainment centers not owned by Licensee but rather sublicensed in accordance with Section 21(f) hereof shall be three (3) years from the date of original purchase.

Royalty Rate:  [                 *                                   ]   #5(a)

Calendar Period for royalty payments:  Quarterly                           #5(a)

Royalty Report due with payment 30 days after end of
Calendar Period.                                                       #5(a),(d)

Minimum Royalty Guarantee:
payable as follows:
                   [                   *                         ]         #5(b)


Advance: [             *                ] payable upon signing.            #5(b)

Remaining Balance: [          *         ]     , payable on or before; [ * ]
                   [          *         ]     , payable on or before; [ * ]
                   [          *         ]     , payable on or before; [ * ] and
                   [          *         ]     , payable on or before. [ * ]


Currency for all payments:  United States Dollars                          #5(c)

Royalty Reports and payments sent to: Accounts Receivable, Marvel Characters, Inc., 26707 West Agoura Road, Calabasas, California 91302

  with a copy of reports to:  Accounts Receivable, Marvel Entertainment
  Group, Inc., 387 Park Avenue So., New York, NY 10016 ("Marvel's New
  York Office")                                                            #5(d)

Examination/Audit Fee:  $500.00 per diem.

Examination/Audit Maximum:  $2,500.00                                      #5(e)

Trademark and Copyright Notices:

     [Name(s) of character(s)] and         Copyright (C) [year of first
     the distinctive likeness(es)          publication of Marvel material
     thereof are Trademarks of             by Licensee, in Arabic numerals]
     Marvel Characters, Inc.               Marvel Characters, Inc.
     and are used with permission.         All Rights Reserved.        #7(b),(h)

Notice of Supervision:

                  This [identify the Licensed Article] is produced under
                  license from Marvel Characters, Inc.                     #7(c)

Product Development/Submission Date:  November 1, 1996                     #8(a)


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[ * ]   omitted  material  has  been  filed separately with the Commission under a request for confidential treatment.

Submission to Marvel for approval:

                  One (1) sample of each item comprising the Licensed Rights upon completion of first production and each different piece of Associated Material therefor prior to sale or publication. One (1) sample of each item comprising the finished Licensed Rights and each different piece of Associated Material annually
                  thereafter.                                              #9(a)

Insurance: A Combined Single Limit of $3,000,000 per occurrence.          #10(e)

2.       RECITALS

         (a) Marvel has rights in and to the names, characters, stories, storylines, plots, dialogue, incidents, language, artwork, symbols, designs, depictions, likenesses, formats, poses, concepts, themes and graphic, photographic and other visual representations of, relating to and associated with the Characters identified in Section 1 hereof (which names, characters, etc. and/or each of the individual components thereof shall hereinafter be referred to as the "Property"), said Property being known and recognized by the general public and associated in the public mind with Marvel.

         (b) Licensee desires to utilize the Property in the manner hereinafter described.

3.       GRANT OF LICENSE

         (a) Licensed Rights. Upon the terms and conditions and with the limitations and exceptions hereinafter set forth, Marvel hereby grants to Licensee and Licensee hereby accepts the exclusive license right during the initial term hereof to utilize the Property but solely upon and in connection with the entertainment centers identified on Exhibit A.

         Upon the terms and conditions and with the limitations and exceptions hereinafter set forth, Marvel hereby grants to Licensee and Licensee hereby accepts the non-exclusive license right during any Extension Period(s) hereof to utilize the Property but solely upon and in connection with the entertainment centers identified on Exhibit A.

         The  articles,   products  and/or  services  identified  on  Exhibit  A
collectively referred to as "Licensed Articles."

         (b) Territory. The license hereby granted extends only to the Territory identified in Section 1. Licensee expressly acknowledges and agrees that it is not licensed or authorized to use the Property, directly or indirectly, in any other area, and that it is not licensed to and will not knowingly sell the Licensed Rights to persons who intend or are likely to exploit them in any other area, to the extent this provision is permitted by the applicable law at the time of such use, license or sale.

         (c) Term. The license hereby granted shall commence on the Commencement Date and terminate automatically on the Expiration Date set forth in Section 1, or the expiration of any renewal as provided herein, unless sooner terminated in accordance with the provisions hereof. In the event Licensee commences any activities in connection with the Property prior to the Commencement Date, all provisions of this Agreement for the benefit and protection of Marvel shall apply in full to such activities.



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

         Provided Licensee is not in breach of any of the provisions of this Agreement and provided that Licensee has paid Marvel no less than Three Hundred Thousand Dollars ($300,000.00) in earned royalties during initial term of this Agreement, and provided further that Licensee gives written notice to Marvel of its desire to extend this Agreement within five (5) months prior to expiration of this Agreement, then this Agreement shall be extended for a one (1) year period ("Extension Period"). Thereafter, this Agreement shall be extended for successive one (1) year periods (each the "Extended Period") terminating
December 31, 2003 provided during the preceding twelve (12) month period Licensee is not in breach of this Agreement and Licensee has paid Marvel no less than Three Hundred Thousand Dollars ($300,000.00) in earned royalties and provided further that Licensee gives written notice to Marvel of its desire to extend this Agreement within five (5) months prior to expiration of the initial term of this Agreement or, if any, the Extension Period in effect.

         Notwithstanding the foregoing, if Licensee has not paid Marvel the sum of Three Hundred Thousand Dollars ($300,000.00)in earned royalties during the initial term of this Agreement or any Extension Period, the Extension Period will not become effective and this License shall be terminated as of the expiration of the initial term of this Agreement or, if any, the Extension Period in effect.

         (d) Scope of License. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall be construed to prevent Marvel from granting any other licenses for the use of the Property or from utilizing the Property in any manner whatsoever, except that Marvel agrees that (except as provided herein), it will grant no other licenses for the Territory to which this license extends during the initial term of this license for the use of the Property, (other than solely for manufacturing for sale outside the Territory), in connection with the Licensed Articles without the prior written consent of Licensee. It is further understood and agreed that, in accordance with its practice, Marvel may have previously granted and may continue to grant permissions to others to use the property or portions thereof in connection with the Articles for noncommercial, educational or experimental purposes. Moreover, it is further understood that, under prior terminated license agreements relating to the use of the Property for the Articles in the Territory, Marvel reserves the right to have granted to expired or terminated licensees rights similar to those set forth in #16(e) hereof to dispose of Articles on hand or in process within the Territory during the first sixty (60) days of the term hereof. It is also agreed and understood that nothing in this Agreement shall be construed to prevent Marvel from granting any other licenses for the use of the Property, in connection with the Licensed Rights, for the Territory to which this license extends, during the Extension Period(s) of this license or from utilizing the Property in any manner whatsoever. Licensee hereby acknowledges that the aforesaid licenses do not conflict with or derogate from any rights being granted to Licensee hereunder.

4.       RESERVATION OF RIGHTS

         (a) General. Marvel hereby reserves all rights not herein specifically granted to Licensee, including but not limited to all rights with respect to


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


the Licensed Rights for any and all channels of trade, modes of distribution and/or delivery, including but not limited to premiums or giveaways, direct mail, electronic shopping (e.g., "QVC"), Marvel's Direct Sales Marketplace (as defined in Section 13) and vending machines and for sale at commercial venues presenting a live stage show based upon the Property such as an arena show or a touring mall show. As between the parties, such reserved rights are the sole and exclusive property of, and may be used or exercised solely by, Marvel. Any use or license by Marvel of such reserved rights, in any manner whatsoever, shall not be deemed unfair competition with, interference with, breach of or infringement of any of Licensee's rights hereunder. It is also understood that Marvel is not required to itself continue the production of the Property or any part thereof.

         (b) Television, etc. Except only for the visual reproduction or presentation of the actual Licensed Rights licensed hereunder or of the actual packaging therefor or as may be expressly provided in this Agreement, Licensee shall not use the Property or Licensed Articles identified with the Property on or in connection with any manner of television, radio, motion picture, filmstrip, sound and/or visual recording or transmission device or media, or anything similar to the foregoing now known or hereafter developed without Marvel's prior written approval. The name and/or likeness of any performer portraying any character included within the Property on radio, television, or in any other media or form shall not be deemed to be included in the Property, and the use thereof is not licensed.

5.       ROYALTIES, PAYMENTS, REPORTS AND RECORDS

         (a) Royalties. Licensee agrees to pay Marvel royalties at the Royalty Rate identified in Section 1. Royalties shall be calculated by applying the Royalty Rate to Licensee's Gross Revenues. Gross Revenues shall mean the total amount of money received by Licensee, its agents, affiliates, associates, subsidiaries or other related persons or companies ("Related Entities") from admission tickets to the entertainment centers or other exploitation of the Licensed Rights or from any use of the Property permitted hereunder. No set-offs or deductions of any kind may be taken in the determination of Gross Revenues or the royalties due Marvel hereunder,except that Licensee may deduct any federal, state or local taxes imposed on the sale of an admission ticket, provided Licensee supplies Marvel with documentation of having paid such taxes. Royalties as specified herein shall become due on the last day of each Calendar Period specified in Section 1, for all Gross Revenues accruing in that Calendar Period and shall be paid not later than the number of days thereafter specified in
Section 1, accompanied by the Royalty Report required herein. Gross Revenues shall be deemed accrued for all purposes hereunder no later than Licensee's receipt of such monies.

         (b) Advance  and  Minimum  Royalty  Guarantee.  Licensee  agrees to pay
Marvel the Minimum Royalty Guarantee specified in Section 1 as a minimum guarantee against royalties to be paid Marvel during the Term of this license. As the first installment of the Minimum Royalty Guarantee, upon the signing hereof, Licensee shall pay Marvel the Advance specified in Section 1. Any unpaid balance of said Minimum Royalty Guarantee shall be paid to Marvel as provided in
Section 1. No part of the Advance or Minimum Royalty Guarantee shall in any event be repayable to Licensee.



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

         (c) Currency and Taxes. All payments to Marvel shall be made in the currency set forth in Section 1, which amounts shall be computed at the exchange rate existing at noon on the last business day preceding the day payment is due to be made hereunder. If payment is late, Marvel has the option to require that payment be made at the exchange rate existing on the day preceding payment. All taxes, levies, charges or duties imposed on license rights, artwork or similar material, or payments therefor, shall be paid by Licensee and no deductions for such taxes, levies, charges or duties shall be made from amounts owed Marvel hereunder, it being the intent hereof that all royalties payable to Marvel be free and clear of any taxes, levies, charges or duties of any kind whatsoever.

         (d) Royalty Reports. For each Calendar Period specified in Section 1, commencing with the end of the Calendar Period following the Commencement Date of this license and continuing until a final certification of wind-up is delivered, Licensee shall furnish Marvel with a detailed Royalty Report certified to be accurate by an authorized officer of Licensee, showing all information called for by the statement form annexed hereto as Exhibit B (whether or not there has been any actual exploitation of said Licensed Rights), additional copies of which may be obtained from Marvel. Each such Royalty Report shall be furnished to Marvel to the attention of the persons designated in
Section 1, within the time specified in Section 1 after the end of the Calendar Period for which such Royalty Report is made, and shall be accompanied by payment to Marvel of any and all monies due Marvel and by Licensee's most current admission price for the Licensed Rights. Such Royalty Report shall be furnished to Marvel whether or not there are any Gross Revenues during the preceding Calendar Period, and whether or not any monies are then due Marvel. The failure or refusal of Licensee to timely furnish any such Royalty Report or payment shall be deemed a substantial and material breach of this Agreement and shall entitle Marvel to terminate this license as set forth in Section 15(a) hereof. The receipt or acceptance by Marvel of any of the Royalty Reports furnished pursuant to this Agreement or of any payments made hereunder (or the cashing of any checks paid hereunder) shall not preclude Marvel from questioning its accuracy at any time, and in the event that any inconsistencies or mistakes are discovered in such Royalty Reports or payments, they shall immediately be rectified and the appropriate payment made by Licensee, together with interest on any overdue payments at the rate specified in Section 17(c) hereof.

         (e) Records. Licensee shall maintain at its expense, detailed, accurate, full and complete records and books of account covering all transactions by it relating to this Agreement, and Marvel and its duly authorized representatives shall have the right, at least twice during each calendar year during normal business hours, to examine and/or audit such records and books of account and all other documents and materials in the possession or under the control of Licensee relating or pertaining to the subject matter or provisions of this Agreement and to make copies and/or extracts therefrom. In the event that Marvel's duly authorized representatives shall discover a deficiency for any accounting period of five percent (5%) or more by any such examination and/or audit, Licensee shall pay to Marvel the cost of such examination and/or audit. The Examination Audit Fee per diem shall be as set forth in Section 1. In no event, however, shall Licensee be charged for any individual examination in excess of the Examination Audit Maximum set forth in
Section 1. Upon Marvel's demand, Licensee shall at its own expense furnish Marvel with a detailed report by an independent certified public accountant on


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the accuracy and preparation of the aforesaid  Royalty  Reports.  Licensee shall keep all such books of account and records  available to Marvel for at least two
(2) years after the termination or expiration of this license. If Licensee fails to keep and disclose such records, Marvel shall have the right to estimate, and have payment for, such additional royalty as may be indicated owing by such trade information as may be available.

6.       MARVEL'S TITLE AND GOODWILL

         (a) General. Licensee acknowledges that Marvel is the owner of all right, title and interest in and to the Property, and further acknowledges the great value of the goodwill associated with the Property and that the Property has acquired secondary meaning in the mind of the public and that the trademarks and copyrights included in the Property, and the registrations therefor, are valid and subsisting, and further agrees that it shall not during the Term of this license or at any time thereafter dispute or contest directly or indirectly, or do or cause to be done any act which in any way contests, impairs or tends to impair Marvel's exclusive rights and title to the Property, as well as any properties owned by Marvel which are not licensed hereunder, or the validity thereof or the validity of this Agreement, and shall not assist others in so doing.

         (b) Representations of Ownership, etc. Licensee shall not in any manner represent that it has any ownership in the Property, or in any properties owned by Marvel which are not licensed hereunder, or in any trademarks or copyrights included in the Property (or registrations therefor), but may, only during the Term of this license, and only if Licensee has complied with all laws and registration requirements within the Territory for so doing, represent that it is a "licensee" or "official licensee" hereunder. Licensee shall not register or attempt to register any copyright or trademark in the Property, or in any properties owned by Marvel which are not licensed hereunder, in its own name or that of any third party, nor shall it assist any third party in doing so.

         (c) Use for Benefit of Marvel. Licensee agrees that any and all uses and sales by Licensee of the Property under this Agreement shall inure to the benefit of Marvel and that neither such uses or sales nor anything contained in this Agreement shall give or assign Licensee or any other person or entity any right, title or interest in the Property, or in any properties owned by Marvel which are not licensed hereunder, except the right to use the Property specifically in accordance with the provisions of this Agreement.

7.       PROTECTION OF RIGHTS-INCLUDING COPYRIGHTS AND TRADEMARKS

         (a) General. Licensee shall cooperate fully and in good faith with Marvel for the purpose of Marvel's securing and preserving Marvel's (or any grantor of Marvel's) rights in and to the Property. Upon creation of Licensed Rights embodying the Property, Licensee shall be deemed to have automatically assigned to Marvel all copyrights in the Property (and all adaptations, compilations, modifications, translations and versions thereof) embodied in the Licensed Rights. In addition, Licensee shall execute any instruments requested by Marvel to accomplish or confirm the foregoing and hereby irrevocably appoints Marvel as its attorney-in-fact to execute such instruments if Licensee does not do so. Any such assignment shall be without other consideration than the mutual covenants and considerations of this Agreement.


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         (b)  Trademarks.  Licensee  acknowledges  and  agrees  that the  names, characters, symbols, designs, likenesses, and visual representations, among other things, comprising the Property are owned by Marvel, and that it shall cause to appear on everything which uses, bears or displays the Property or any part thereof, including all items comprising the Licensed Rights, tags, labels and the advertising, promotional, packaging and display material therefor, a notice proclaiming and identifying the relevant portions of the Property appearing therein as properties of Marvel, as, for example, by labeling each name and character likeness with the notice specified in Section 1, or otherwise as Marvel may deem appropriate.

         (c) Notice of Supervision. Every item comprising the Licensed Rights and all advertising, promotional, packaging and display material therefor shall also bear the notice of supervision specified in Section 1 (or an equivalent if given prior written approval by Marvel) in order to notify the public that Marvel's standards are maintained.

         (d) Reference to Source. It is agreed that all trademarks and other references used by Licensee in connection with the Licensed Rights which might suggest that they are indicias of source, shall, with all of the goodwill relating thereto, inure to the benefit of and be the sole property of Marvel, except only that Licensee may use a house mark upon the items comprising the Licensed Rights without being deemed to have assigned it to Marvel, provided it fairly appears only as Licensee's house mark.

         (e) Confusing Use. Licensee shall not use, and shall use its best efforts to keep others from using, the Property in any manner likely to cause confusion or doubt in the mind of the public as to the ownership and control thereof or in any manner that does not make clear that the Property is owned and controlled exclusively by Marvel. In addition, Licensee shall not use or co-mingle with the Property, and shall use its best efforts to keep others from using or co-mingling with the Property, any other trademarks, characters or properties, whether owned by Licensee or another, so as to suggest that such other trademarks, etc. may have been created or may be owned, controlled, licensed or approved by Marvel or that they are in any way related to the Property or Marvel unless approved in writing by Marvel.

         (f) Registration. Licensee agrees to fully cooperate with and assist Marvel in the prosecution of any copyright, trademark or service mark applications concerning the Property that Marvel may desire to file, and for that purpose, Licensee shall, upon request, supply to Marvel enough samples of the items comprising the Licensed Rights or other material as may be required in connection with any such application. Furthermore, Licensee shall execute any instrument Marvel shall reasonably deem necessary or desirable to record or cancel Licensee as a registered user of the trademarks of Marvel included in the Property, it being understood and agreed that Licensee's right to use the Property and the trademarks included therein in any country for which the filing of a registered user application is required, or is requested by Marvel, shall commence only upon the filing of such registered user application, but shall continue only so long as this license remains in effect.

         (g) Customer Complaints. Licensee shall, in connection with its duty to use the Property so as to promote the continuing goodwill thereof, give immediate attention and take necessary action to satisfy all legitimate customer complaints brought against Licensee in connection with the Licensed Rights or


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other materials using the Property.  Licensee shall give Marvel immediate notice of all material complaints that might affect the good standing of the Property or the reputation of Marvel and also of all complaints that might result in legal action between Marvel and any third party, and cooperate with Marvel upon request to achieve as good a reputation and press for the Property as possible.

         (h) Copyright Notice. It is a condition of this license that prior to public distribution, Licensee shall cause to appear the copyright notice specified in Section 1 on all items comprising the Licensed Rights, tags, labels and the advertising, promotional, packaging and display materials therefor, or otherwise as Marvel may instruct in writing or approve upon request.

         (i) Secure Copyrights, etc. Marvel may secure, in its name (or the name of another, including Licensee, if desired by Marvel), to the fullest extent possible, the copyrights in the Property and the registrations, renewals and extensions thereof, embodied in the Licensed Rights, including all adaptations, translations, modifications and versions of the Property. It is also a condition of this license that the Licensed Rights and other materials produced under this Agreement shall be produced as works made for hire for Marvel.

         (j) Claims by Licensee. Licensee shall not commence any court or administrative action against Marvel or against any other licensee of Marvel under the Property without giving Marvel thirty (30) days prior written notice and an opportunity by Marvel and/or such licensee to cure or correct the matter giving rise to the proposed action during said thirty (30) day period. In the event of any such action, Licensee shall give Marvel at least fifteen (15) days prior written notice before seeking any interim injunctive relief or restraining order.

8.       QUALITY OF MERCHANDISE AND SERVICES; LICENSEE NAME ON LICENSED RIGHTS

         (a)  Prior  to the  Product  Development/Submission  Date  provided  in
Section 1, Licensee agrees to send representatives responsible for product development and marketing to Marvel to attend an initial product development and marketing meeting at a date and time to be specified by Marvel.

         (b) Licensee agrees that the Licensed Rights shall be of a high standard and of such style, appearance and quality as shall, in the judgment of Marvel, be adequate and suited to their exploitation to the best advantage and to the protection and enhancement of the Property and the goodwill pertaining thereto; that the items comprising the Licensed Rights shall be manufactured, packaged, sold, distributed, advertised and serviced in accordance with all applicable laws; that the policy of sale, distribution, and/or exploitation by Licensee shall be of equivalent high standard and style; and that the same shall in no manner reflect adversely upon the Property or Marvel. Licensee further agrees that all rights granted herein shall be exploited and exercised so as not to interfere with, detract from, or alter the concepts used by Marvel or known to the public and that Licensee shall use its best efforts to preserve the concepts therein. Accordingly, Licensee further specifically covenants and agrees to keep Marvel informed of its plans for use of the Property, and to consult Marvel as the items comprising the Licensed Rights are being prepared, so that there will be full opportunity for Marvel to deter Licensee from any use


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that would alter the successful concepts associated with the Property.  Licensee will consult with Marvel at every stage in designing the items comprising the Licensed Rights regarding the utilization of the Characters and the Property and shall work with Marvel to obtain Marvel's creative input concerning the Characters and the Property and the overall look and direction of the Licensed Rights. In connection therewith, Licensee shall be faithful in the portrayal of the Characters to the basic conceptualization of the Characters and the Property. To this end, before the first display of any kind of the Licensed Rights or such other materials, but in no event later than the Product Development/Submission Date provided in Section 1, Licensee shall submit to Marvel, for written approval without charge, and in a form acceptable to Marvel, all rough designs, concepts and/or prototypes of each item, class, part or category of the Licensed Rights and/or with respect to any Character licensed hereunder. After such rough material has been approved by Marvel, and before any public display, Licensee shall further submit to Marvel, for written approval without charge, and in a form acceptable to Marvel, a pre-production sketch or model of each item, class, part or category of the Licensed Rights and/or with respect to any Character licensed hereunder. Any item submitted to Marvel shall be deemed disapproved unless the same shall be approved in writing within twenty
(20) days of receipt of the item. Licensee's failure to comply with any of the provisions of this section shall be deemed a substantial and material breach of this Agreement and shall entitle Marvel to terminate this license as set forth in Section 15(e) hereof.

         (c) The Marvel Comic's logo and Licensee's name, trade name (or a trademark of Licensee which Licensee has advised Marvel in writing that it is using) shall appear on permanently affixed labeling on each item comprising the Licensed Rights and, if any item comprising the Licensed Rights are packaged or in a container, printed on such packaging or a container so that the public can identify the supplier of the Licensed Rights. Licensee shall advise Marvel in writing of all trade names or trademarks it is using on any item comprising the Licensed Rights under this license if such names or marks differ from your corporate name as indicated herein.

9.       INSPECTION AND APPROVAL

         (a) Samples for Approval. The nature, quality, style and labeling of any item comprising the Licensed Rights and the packaging, labels, advertising and promotional material therefor shall have the prior written approval of Marvel. To this end, before the first sale, distribution, display or release of any kind or in any media of the Licensed Rights or such other materials, Licensee shall submit to Marvel, for Marvel's written approval without charge, the number of samples specified in Section 1 of each item comprising the Licensed Rights manufactured hereunder upon completion of the first production, and each different piece of advertising, promotional, packaging and label material ("Associated Material") therefor. Annually thereafter, Licensee shall submit to Marvel, free of cost, for Marvel's written approval, the number of samples specified in Section 1 of each of the items comprising the finished Licensed Rights and each different piece of Associated Material therefor. Any item submitted to Marvel shall be deemed disapproved unless the same shall be approved in writing within twenty (20) days of receipt of the samples. After samples have been approved pursuant to this section, Licensee shall not depart therefrom in any respect without Marvel's prior written consent. No approval of any submitted product or item by Marvel shall be construed to expand or enlarge


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the scope of the  license  granted  hereunder.  Licensee  shall  use  reasonable efforts to make such changes as are reasonably requested by Marvel after an inadvertent approval or a change of conditions. In the event that this license involves the manufacture and/or sale of a food or drink product or a product intended for human use in the manner of a soap, shampoo, or a similar product, then it is an essential condition of this license, and Licensee covenants and agrees, that there shall not be the slightest departure from the quality or the formula approved by Marvel without the written consent of Marvel obtained in advance.

         (b) Inspection. Marvel or its authorized agents or representatives shall have access to each entertainment center where Licensee has an owner interest at all reasonable times, upon reasonable notice, with the right to a full inspection of any exploitation of the Licensed Rights in order to satisfy itself that its standards are maintained. In addition, Marvel shall have the same right to a full inspection in each entertainment center operated by an authorized sublicensee, provided such rights were granted to Licensee under the sublicense agreement. Licensee shall use its best efforts to insure that such rights are included in each sublicense agreement entered into by Licensee.

10.      INDEMNIFICATION, LITIGATION AND INSURANCE

         (a) In its use of the Property, or any element or portion thereof, under this Agreement, Licensee shall exercise reasonable care, and shall cooperate fully with Marvel, to avoid infringing any rights found to be owned by others in the Territory. Upon learning of the existence or possible existence of rights held by others which may be infringed by the use of any element or portion of the Property under this Agreement, Licensee shall promptly notify Marvel in writing.

         (b) Infringement. Licensee shall promptly notify Marvel, in writing, of any imitations or infringements of the Property or the rights licensed hereunder which may come to Licensee's attention. Marvel shall have the sole right to determine whether or not any demand, suit or other action shall be taken on account of or with reference to any such infringements or imitations, and Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Marvel to do so. Marvel, if it so desires, may commence or prosecute any suits or make any such demands in its own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall cooperate with Marvel and in any manner that Marvel may request in connection with any such demands, suits, claims or other actions. If Marvel elects not to sue, Licensee may request permission to bring suit and, with written permission, may bring suit at its own expense, provided Licensee indemnifies Marvel against any loss or damage, including any loss or damage to reputation or goodwill, and provided that trial counsel is approved by Marvel, keeps Marvel fully informed, and further provided that Marvel shall have the right to assume control of the litigation at any time, but is thereupon responsible for its own further litigation expense. Nothing herein shall be construed as imposing any obligation upon Marvel to take action against any alleged infringer, nor to relieve Licensee from full compliance with any of the terms of this Agreement in the event that Marvel does not take such action.



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         (c)  Indemnification  of Licensee.  Marvel shall defend,  indemnify and hold Licensee harmless of, from and against any charges, suits, damages, costs, expenses (including attorneys' fees), judgments, penalties, claims, liabilities or losses of any kind or nature whatsoever, which may be sustained or suffered by or secured against Licensee based upon or arising out of any actual or alleged trademark or copyright infringement arising solely out of the use by Licensee of the Property as authorized in this Agreement, provided that: prompt notice is given to Marvel of any such claims or suits and provided further that:
Marvel shall have the option to undertake and conduct the defense and/or settlement of any such claims or suits and that Licensee cooperates with Marvel in the defense of any such claims or suits and Licensee acts to mitigate any damages, and that no settlement of any such claims or suits is made without the prior written consent of Marvel. Marvel does not warrant any present or future commercial value of the Property.

         (d) Indemnification of Marvel. Licensee shall defend, indemnify and hold Marvel, its parents, subsidiaries, associated and affiliated companies, harmless of, from and against any charges, suits, damages, costs, expenses (including attorneys' fees), judgments, penalties, claims, liabilities or losses of any kind or nature whatsoever, which may be sustained or suffered by or secured against Marvel in connection with the Licensed Rights, or based upon or arising out of any actual or alleged unauthorized use of any patent, trade secret, process, idea, method or device, or any copyright or trademark, other than under this license, or the packaging, distribution, promotion, sale or exploitation of the Licensed Rights, any actual or alleged defect in Licensee's use of the Licensed Rights or their packaging, whether latent or patent, including failure of Licensee's exploitation of said Licensed Rights or their packaging, distribution, promotion, sale or exploitation to meet any Federal, State or local laws or standards; or any other actual or alleged unauthorized action of Licensee, including a breach of any term of this Agreement.

         (e) Insurance. Licensee shall obtain at its own expense and maintain during the Term of this Agreement and for seven (7) years thereafter, general liability insurance including advertising, blanket contractual, product liability and completed operations liability coverages. In the event the Licensed Rights include books or other published materials or are of an electronic nature such as software, computer programs, etc., Licensee also shall obtain at its own expense and maintain during the Term of this Agreement and for seven (7) years thereafter (ten (10) years if the policy form is claims made) publishers liability insurance which provides coverage for claims arising out of the published material and shall include but not be limited to the allegations of defamation, copyright infringement, invasion of right of privacy, or other personal injury and breach of implied contract. All insurance must be provided by a recognized insurance company having a Best's Rating of no less than "A" providing adequate protection at least in the amounts specified in Section 1 for personal bodily injury and property damage for Marvel and also for Licensee. Said insurance shall be primary and non-contributory with respect to any insurance carried by Marvel. As proof of such insurance, a fully paid certificate of insurance naming Marvel, its parent, subsidiary, associated and affiliated companies as insured parties shall be submitted to Marvel's New York Office by Licensee before any of the Licensed Rights are exploited, displayed or sold, and at the latest within thirty (30) days after execution of this Agreement. Said insurance coverage shall be effective as of the date first written above. Any proposed change in the insurance policy(ies) affecting Marvel's coverage shall be submitted for review as to the policy compliance with


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


the terms and conditions of this Agreement, to Marvel's New York Office. Marvel shall be entitled, throughout the Term of this Agreement, to a copy of the prevailing policy(ies) of insurance, which shall be furnished to Marvel's New York Office by Licensee. The policy(ies) of insurance must be non-cancellable except after thirty (30) days prior written notice to Marvel's New York Office. As used in Section 10(b) and (d), "Marvel" shall also include the agents, employees, assignees and any sponsor of Marvel, any advertising agency, and their respective officers, directors, agents and employees. This provision shall survive the termination or expiration of this Agreement.

11.      ARTWORK

         Marvel shall supply Licensee with reasonable amounts of artwork from the Marvel Style Guide depicting the Property for use in the development of the Licensed Rights upon reasonable request by Licensee. The cost of providing copies of such style guide artwork, and the cost of both producing and providing copies of artwork, other than style guide artwork, which is specifically requested by and specifically prepared for Licensee or the reproduction thereof shall be paid by Licensee upon invoicing therefor. Licensee understands that in the event any fees or royalties are due creators or artists as a result of certain artwork or storylines, Licensee shall be responsible for the payment of such fees and/or royalties upon invoicing therefor. Payment of artwork and any fees associated therewith shall not be credited against any guarantee or other amount due Marvel. In addition, Licensee may produce within the Territory, directly or through other persons approved by Marvel, any artwork Licensee needs in connection with this license and, subject to obtaining Marvel's approval pursuant to Section 9(a) hereof, may reproduce and use such artwork for the purposes set forth in, and subject to the limitations imposed by, this Agreement. No such artwork may be reproduced or used unless the notices required under Section 7 are included thereon. All artwork involving the Property, or any reproduction thereof, and all copyrights therein shall, notwithstanding its creation or use by Licensee or other persons for Licensee, be and remain solely the property of Marvel and Marvel shall be entitled to use the same and to license the use of the same by others. Any reproduction or use of such artwork shall be on a non-exclusive basis. Licensee shall obtain and promptly furnish to Marvel's New York Office on the form annexed hereto as Exhibit C, an agreement signed by each person who creates, prepares or produces for or on behalf of Licensee (whether as an employee, an independent contractor or otherwise) any artwork involving the Property or any reproduction thereof, stating that such artwork is a work made for hire for Licensee under the U.S. Copyright Laws and acknowledging that such person has no copyright or other rights of any kind in or to such artwork. Licensee shall be deemed to have automatically assigned to Marvel all copyrights in such artwork created by or for Licensee. Further, Licensee shall execute any instruments requested by Marvel to accomplish or confirm the foregoing assignment, and hereby irrevocably appoints Marvel as its attorney-in-fact to execute such instruments if Licensee does not do so.

12.      PROMOTION

         (a) Marvel shall have the right, but shall not be under any obligation, to use the Property and/or the name of Licensee so as to give the Property, Licensee, Marvel and/or programs connected with the Property full and favorable prominence and publicity. If the Licensed Rights appear in film produced by or under authority of Marvel, there shall be no obligation by Marvel to discontinue use of such film or any part thereof at the expiration or termination of this license and such continued use shall in no way be construed as an extension of the Term hereof or of this license.


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


         (b) Licensee shall purchase a minimum of three (3) full page advertising insertions in the Marvel Network during the initial term of this Agreement, and one (1) full page advertising insertion in the Marvel Network during each year of any Extension Period(s), for use in advertising the Licensed Rights. The cost for each advertising insertion shall be no greater than the lowest price offered to any other Marvel licensee. Licensee understands that the failure to purchase the requisite number of advertising pages shall be considered a material breach of this Agreement.

13.      DISTRIBUTION AND ADVERTISING

          (a) Licensee shall diligently and continuously use its best efforts throughout the entire Territory licensed hereunder and during the entire Term of this license to operate and maintain in a first class manner consistent with the highest standards of the interactive entertainment center industry, to promote and expand its sales hereunder to achieve the highest Gross Revenues practicably obtainable and to compete with any similar businesses, products or services.

         (b) Licensee agrees to use its best efforts to purchase from other Marvel licensees, Marvel licensed product for resale in each laser tag venue, including arcade video games for placement in each laser tag venue. All such purchases shall be subject to Marvel's prior approval. All revenues derived by Licensee from such sales shall be on a royalty free basis.

         (c) Licensee shall commit a minimum of five percent (5%) of Licensee's gross revenues derived from the exploitation of the Licensed Rights for the purpose of establishing a fund for the promotion of the Licensed Rights during each year of the Term of this Agreement (the "Advertising and Promotion Commitment Fund"). The amount of the Advertising and Promotion Commitment Fund shall not be deducted from royalties owed Marvel. The Advertising and Promotion Commitment Fund shall be used solely for promoting the Licensed Rights. All such use shall be subject to the approval provisions set forth in Section 9(a). Any other materials for which Licensee desires to use the Fund must be first approved by Marvel in writing. Licensee shall be responsible for maintaining the Advertising and Promotion Commitment Fund. Licensee shall report its expenditures  from the  Advertising  and Promotion  Commitment Fund every twelve
(12) months to Marvel's New York Office accompanied by supporting documentation.

14.      SALE TO MARVEL

         (a) At Marvel's request, Licensee agrees to provide Marvel with at least one hundred (100) complimentary entrance passes to each of Licensee's Marvel licensed laser game venues.

15.      TERMINATION

         (a) In the event of failure by Licensee to furnish the royalty payments and/or Royalty Reports required hereunder in accordance with Section 5 hereof within forty-five (45) days of their becoming due, or failure by Licensee to submit samples prior to production or exploitation of the Licensed Rights in


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accordance  with Section 9(a) hereof,  or failure by Licensee to obtain Marvel's written approval of the samples submitted by Licensee in accordance with Section 9(a) hereof, this Agreement will automatically terminate with no prior notice to Licensee being required.

         (b) Change in Character of Licensee. It is understood that the grant of the license herein by Marvel is premised upon the present character and composition of Licensee's management and Licensee's general good standing and reputation in the business community, and is therefore personal to Licensee. In the event of the sale or transfer of a substantial portion of the assets of Licensee's business or of a change in the controlling interest in Licensee's business or of a merger or consolidation of Licensee's business with any other entity, or in the event of substantial change in the management of Licensee or of Licensee's property being expropriated, confiscated or nationalized by the government, or in the event of the de facto control of Licensee or of any its subdivisions or agencies being assumed by a government, or government agency or representative, Marvel may, at its option, terminate this license on thirty (30) days' written notice to Licensee.

         (c) Other Breach. If Licensee shall violate, breach or be in default of any of its covenants or obligations under this Agreement or shall use bad faith in carrying out the provisions of this Agreement, Marvel, in addition to all other rights, also shall have the right to terminate this license upon written notice, and such notice of termination shall become effective immediately upon receipt of such notice.

         (d) Other Licenses and Properties. Licensee acknowledges and agrees that if Licensee violates any of its obligations under this Agreement, Marvel shall have the right to terminate any other License Agreement with Licensee (or any affiliate or approved sublicensee of Licensee). In addition, Licensee acknowledges and agrees that if Licensee violates its obligations under any other License Agreement between Marvel and Licensee (or any affiliate or approved sublicensee of Licensee), or if Licensee (or any affiliate or approved sublicensee of Licensee) uses the Property or any part thereof beyond the scope of the license granted herein or uses any properties owned by Marvel which are not licensed to Licensee, Marvel shall have the right to terminate this License Agreement. In either event, Marvel's right to terminate shall be effective upon ten (10) days notice in writing and such notice shall become effective unless Licensee shall exercise best efforts to completely remedy the violation within the ten (10) day period and satisfy Marvel that such violation has been remedied or will be remedied within a time frame acceptable to Marvel.

16.      OBLIGATIONS ON EXPIRATION OR TERMINATION

         (a) Reversion of Right. Immediately upon the expiration or termination of this license for any cause whatsoever, all the rights granted to Licensee hereunder shall cease and revert to Marvel, who shall be free to license others to use any or all of the rights granted herein effective on and after such date of expiration or termination. To this end, Licensee will be deemed to have automatically assigned to Marvel upon such expiration or termination, all copyrights, trademark and service mark rights, equities, good will, titles and other rights in or to the Property and all adaptations, compilations, modifications, translations and versions thereof, and (except for Licensee's house mark) all other trademarks and service marks used in connection therewith


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connection therewith which have been or may be obtained by Licensee or which may vest in Licensee and which have not already been assigned to Marvel. Licensee shall upon the expiration or termination of this license execute any instruments requested by Marvel to accomplish or confirm the foregoing, and hereby irrevocably appoints Marvel as its attorney-in-fact to execute such instruments if Licensee does not do so. Any such assignment shall be without other consideration than the mutual covenants and considerations of this Agreement. In addition, upon and after such expiration or termination of this license for whatever reasons, Licensee will, except as specifically provided in Section 16(e) hereof, forthwith refrain from further use of the Property or Marvel's name, or any further reference to any of them, direct or indirect, or of anything deemed by Marvel to be similar to the Property.

         (b) Return of Artwork. Upon termination or expiration of this Agreement for any reason whatsoever, Licensee shall return to Marvel's New York Office all artwork, including but not limited to all reproductions and all artwork specially produced for Licensee by Marvel or others, whether or not paid for by Licensee.

         (c) No Release. The termination or expiration of this license shall not release any party of any obligation to pay any monies that became due or owing or arose out of any transaction prior to the date of termination or expiration, and all royalties on sales or shipments theretofore made shall become immediately due and payable with no part of the minimum royalty guarantee being repayable, and any balances of the minimum royalty guarantee owed to Marvel shall be immediately due and payable.

         (d) Inventory. Fifteen (15) days before the latter of expiration of this license or any sublicense and, in the event of its termination, fifteen
(15) days after receipt of notice of termination or the happening of the event which terminates this license where no notice is required, a statement executed by an officer of Licensee certifying the number and description of any items comprising the Licensed Rights shall be furnished by Licensee to Marvel's New York Office. Marvel shall have the right to take a physical inventory to ascertain or verify such inventory and statement, and Licensee's failure to furnish such statement or the refusal by Licensee to submit to such physical inventory shall constitute a material breach of this Agreement.

         (e) Undisposed Licensed Articles. Upon expiration or termination of this license, title to all remaining items comprising the Licensed Rights, if any, and all tags, labels, packaging, advertising, promotional, and display materials therefor, and all molds, plates, engravings and/or mechanicals used to make any of the items comprising the Licensed Rights or any of the aforesaid materials, shall be deemed to have automatically vested in Marvel. Licensee shall immediately deliver such remaining materials and items to Marvel's New York Office at no expense to Marvel, and Marvel shall have the right to enter the business premises of Licensee and take possession of them or Licensee shall destroy such Licensed Rights, materials and items if so requested by Marvel, and shall furnish Marvel's New York Office with a certificate of destruction executed by an officer of Licensee.

17.      REMEDIES

         (a) General. In addition to the right to terminate, Marvel may, upon any default by Licensee, take whatever action it deems reasonably necessary to protect its rights and interests hereunder, and termination of this license shall be without prejudice to any rights or remedies which Marvel may otherwise have against Licensee.


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         (b) Use after Termination,  etc. Licensee acknowledges that its failure to cease the use of the Property or to cease use of the Licensed Rights at the termination or expiration of this license, except as expressly provided herein, will result in immediate and irreparable damage to Marvel and to the rights of any subsequent licensee. Licensee acknowledges and admits that there is no adequate remedy at law for such failure, and Licensee agrees that in the event of such failure, Marvel shall be entitled to injunctive relief and such other and further relief as any court with jurisdiction may deem just and proper.

         (c) Interest, Damages and Cost. In the event Licensee shall default in the payment of monies required to be paid to Marvel hereunder, in addition to any remedies which Marvel may have at law or in equity to recover any such monies as may be due and owing, Marvel shall be entitled to receive from Licensee interest on such monies as may be owing from the date of default at a rate equal to three percent (3%) above the prime lending rate charged by Marvel's bank in New York on the date of default. In the event either party commences legal action to enforce its rights hereunder and is successful in such an action, the losing party shall pay the prevailing party its costs and attorneys' fees in addition to any other damages or remedies to which the prevailing party may be entitled.

18.      SUBCONTRACT MANUFACTURE

         Licensee may utilize a third party subcontract manufacturer approved in writing by Marvel in connection with the manufacture and production of the items comprising the Licensed Rights, provided that such subcontractor shall execute a letter in the form of Exhibit D attached hereto and by this reference made a part hereof. In such event, Licensee shall remain primarily obligated under all of the provisions of this Agreement. In no event shall any such subcontract manufacturer agreement include the right to grant any further sublicenses.

19.      GRANT OF MARVEL SUPER-HEROES LICENSE

         (a) Subject to all of the other provisions and conditions of this Agreement, Marvel, as owner of the "Marvel Super-Heroes" trademark, hereby grants a non-exclusive license to Licensee to use the trademark "Marvel Super-Heroes" (and with prior written approval, the mark may be used in the "Marvel Super Heroes", "Marvel Superheroes", "Marvel Superhero" or "Marvel Super Hero" form) in connection with the Property and within the provisions, the
Territory and terms of this Agreement, and Licensee agrees not to use the "Marvel Super-Heroes" or "Super-Heroes" mark except as so authorized. No additional  royalty  is  payable  by  reason  of  this  license  of the  "Marvel
Super-Heroes" mark. It is understood that the license of the "Marvel Super-Heroes" mark provided by this section shall not include any license to use any other separately recognized name or trademark (whether or not used in conjunction with the "Marvel Super-Heroes" mark) which if licensed at all are licensed only as expressly provided by this Agreement. It is also understood that the license granted by this section shall be without warranty or representation of any kind, but shall be under all rights of Marvel to grant this license. Except as expressly provided herein, all other provisions, conditions and limitations of this Agreement shall remain in full force and effect and shall apply to the license of the "Marvel Super-Heroes" mark.


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         (b) The  "Marvel  Super-Heroes"  mark shall be  identified  wherever it appears in connection with the Licensed Rights, or the advertisements or promotion thereof, with the following legend (or as Marvel otherwise expressly requests in writing):

        "Marvel Super-Heroes is a trademark owned by Marvel Characters, Inc. and is used with permission."

20.      GRANT OF MARVEL SUPER-VILLAINS LICENSE

         (a) Subject to all of the other provisions and conditions of this Agreement, Marvel as owner of the "Marvel Super-Villains" trademark, hereby grants a non-exclusive license to Licensee to use the trademark "Marvel Super-Villains" (and with prior approval, the mark may be used in the "Marvel Super Villains", "Marvel Supervillains", "Marvel Super Villain", or "Marvel Super-Villain" form) in connection with the Property and within the provisions, the Territory and Term of this Agreement, and Licensee agrees not to use the "Marvel Super-Villains" or "Super-Villains" mark except as so authorized. No additional royalty is payable by reason of this license of the "Marvel
Super-Villains" mark. It is understood that the license of the "Marvel Super-Villains" mark provided by this section shall not include any license to use any other separately recognized name or trademark (whether or not used in conjunction with the "Marvel Super-Villains" mark) which if licensed at all are licensed only as expressly provided by this Agreement. It is also understood that the license granted by this section shall be without warranty or representation of any kind, but shall be under all rights of Marvel to grant this license. Except as expressly provided in this section, all other provisions, conditions and limitations of this Agreement shall remain in full force and effect and shall apply to the license of the "Marvel Super-Villains" mark.

         (b) The "Marvel Super-Villains" mark shall be identified wherever it appears in connection with the Licensed Rights or services, or the advertisements or promotion thereof, with the following legend (or as Marvel otherwise expressly requests in writing):

         "Marvel Super-Villains is a trademark owned by Marvel Characters, Inc. and is used with permission."

21.      GENERAL

         (a) Integrity of Agreement. This Agreement contains and embodies the entire agreement and understanding of the parties concerning the subject matter hereof. No warranties, representations, understandings, inducements, promises, guarantees, agreements or conditions, express or implied, not expressly contained herein, have been made or shall be enforceable by either party concerning the subject matter hereof or any relationship between the parties. Nothing contained herein shall be deemed an express or implied warranty on the part of Marvel that efforts to gain copyright, trademark or service mark registration will be successful, or that the Property has or will in the future have any commercial value, and it is understood that no liability shall attach to Marvel for any failure to secure such registration, nor shall there be any modification hereof for such reason.


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         (b)  Relationship  Between the Parties.  The  relationship  between the parties hereto is that of licensor and licensee, and this Agreement is not to be
construed   as   creating  a   partnership,   joint   venture,   master-servant,
principal-agent, or other relationship for any purpose whatsoever. Except as may be expressly provided herein, neither party may be held for the acts either of omission or commission of the other party, and neither party is authorized to or has the power to obligate or bind the other party by contract, agreement, warranty, representation or otherwise in any manner whatsoever.

         (c) Force Majeure. Licensee and Marvel shall be released from their obligations hereunder and this license shall terminate with respect to such territory, field or part thereof as to which governmental regulations or other causes arising out of a state of national emergency or war or causes beyond the control of the parties renders performance impossible and one party so informs the other in writing of such causes and its desire to be released. In such event, all royalties on sales theretofore made with respect to such territory, field or part and all guarantees, prorated until the time of termination, shall, become immediately due and payable and no part of any Advance or Minimum Royalty Guarantee shall be repayable.

         (d) Mailing Addresses. All notices, reports and statements to be given and all payments to be made hereunder, shall be given or made by first class, Registered or Certified mail at the respective addresses of the parties as set forth above, unless notification of a change of address is given in writing, and the date of mailing, as post-marked, shall be deemed the date the notice, report or statement is given. The mailing of a notice by Registered or Certified mail shall constitute notice hereunder even in the event of non-receipt or refusal to accept by addressee.

         (e) Survival and Separability. Notwithstanding anything to the contrary herein, all provisions hereof are hereby limited to the extent mandated by any applicable law or decisions. If any one or more paragraphs, clauses or other portions hereof should ever be determined to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction or be illegal, invalid or invalidated or unenforceable within any jurisdiction by reason of any existing law or statute, then to that extent and within the jurisdiction in which it is illegal, invalid or unenforceable it shall be limited, construed or severed and deleted herefrom, and the remaining extent and/or remaining portions hereof shall survive, remain in full force and effect and continue to be binding and shall not be affected except insofar as may be necessary to make sense hereof, and shall be interpreted to give effect to the intention of the parties insofar as that is possible.

         (f) Assignment or Sublicense. This Agreement and the license rights granted hereunder are personal to Licensee and shall not in any manner whatsoever be assigned, sublicensed, hypothecated, mortgaged, divided or otherwise encumbered by Licensee to or with any other person or entity without Marvel's prior written consent which it may withhold in its sole discretion but no such assignment by Licensee shall release Licensee from any of its obligations or liabilities hereunder. This Agreement and the provisions hereof shall be binding at all times upon and inure to the benefit of the parties hereto, their successors and permitted assigns. Any attempted assignment in violation of the provisions hereof shall be void ab initio and the assignee shall obtain no rights by reason thereof. Notwithstanding the foregoing, Marvel


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


acknowledges that Licensee intends to sublicense the Licensed Rights to third parties. Marvel shall have the absolute right of approval for all such third parties including the specific site location. Upon receipt of Marvel's approval, Licensee shall enter into a sublicense agreement with said third party. Said sublicense agreement shall be identical in content and form to this Agreement and shall be subject to Marvel's prior review and approval.

         (g) Construction and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York applying to contracts fully executed and performed in New York. Licensee agrees to submit to jurisdiction in the courts (both Federal and State) of New York State for any action brought by Marvel or Licensee hereunder, to bring no action in any other Court, and Licensee further agrees to accept service of process by mail at its above written address, and Licensee also designates the Secretary of State of New York and the state of Licensee's incorporation to accept service of process by mail on behalf of Licensee. The titles and headings of the sections, subsections and other divisions of this Agreement are inserted merely for convenience and identification and shall not be used or relied upon in connection with the construction or interpretation of this Agreement.

         (h) No Waiver. None of the provisions hereof shall be deemed to be waived or modified, nor shall they be renewed, extended, altered, changed or modified in any respect except by an express agreement in writing duly executed by the party against whom enforcement of such waiver, modification, etc. is sought. The failure of either party hereto to object to the failure on the part of the other party to perform any of the terms, provisions or conditions hereof or to exercise any option herein given or to require performance on the part of the other party of any term, provision or condition hereof, or any delay in doing so, or any custom or practice of the parties at variance therewith, shall not constitute a waiver or modification hereof or of any subsequent breach or default of the same or a different nature, nor affect the validity of any part hereof, nor the right of either party thereafter to enforce the same, nor constitute a novation or laches.


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


                                     ATTEST

         IN WITNESS WHEREOF, and intending to be legally bound thereby the parties hereto have caused this instrument to be duly executed as of the day and year first above written.

MARVEL CHARACTERS, INC.


By:

Name:

Title:


LICENSEE:  Laser Storm Inc.


By:

Name:

Title:


Attachments:

  Licensed Rights (Exhibit A)
  Royalty Report Form (Exhibit B)
  Work Made For Hire Letter Form (Exhibit C)
  Subcontract Manufacturer Letter Form (Exhibit D)


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





                               Exhibit A D96054R


                                LICENSED RIGHTS



Permanently installed, location based character-identified interactive laser tag game in Licensee-owned and sublicensee-owned (subject to Marvel's prior written approval) entertainment centers. Said entertainment centers shall be tentatively named the "Danger Room." Marvel shall have the absolute right of approval for the site location of each entertainment center. Each entertainment center shall be a themed arena based upon the Property. The game shall be played by the public for an admission fee. Game play shall include, but shall not be limited to, accessories such as character-identified power packs and laser guns.

Licensee acknowledges and agrees that any such site location will not be within sixty (60) miles of any Marvel themed amusement park whether owned or operated by Marvel or by any third party.






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

                                                              EXHIBIT B

                                                       MARVEL CHARACTERS, INC.

                                                           ROYALTY REPORT

Contract #:       D96054R

Licensee Name:                                                                                  All Product Codes:

Contact Person:

Phone Number:                                                                                   All Character Codes:

Fax Number:
                                                                                          Period Covered:  From:                 To:
                                                         ROYALTY INFORMATION

====================================================================================================================================
    Licensee      Marvel       All Characters &       Product       Units     Unit Price     Gross      Royalty         Royalty
      SKU #      Job Jkt #     Respective Codes        Code         Sold        By Item      Sales            %         Earned
                                         On SKU
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

                                                                                                          Total Royalties Earned

                                                                                                          Less Unrecouped Advance
                                                                                                          Balance Due Marvel
Prepared By
                           (please print)

Check Enclosed For: $

PLEASE REMIT TO:           Accounts Receivable                Duplicate copy to: Accounts Receivable
                           Marvel Characters, Inc.                                      Marvel Entertainment Group Inc.
                           26707 West Agoura Road                                       387 Park Avenue South
                           Calabasas, CA 91302                                          New York, NY  10016


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

                                                         Exhibit C      D96054R




         AGREEMENT made this      day of          , 19   , between
residing at
(herein "Supplier") and Laser Storm Inc.
residing at 7808 Cherry Creek South Drive, Denver,
CO 80231 (herein "Licensee").

         Licensee has been licensed by Marvel Characters, Inc. (herein "Marvel") to produce and/or market certain merchandise based upon and utilizing literary and/or artistic properties owned by Marvel. Supplier wishes to have Licensee order or commission either written material or art work as a contribution to a collective Work to be used by Licensee pursuant to the license from Marvel. Marvel has informed Licensee that Marvel will permit the preparation of such written material or art work only if it is commissioned on a work made-for-hire basis.

         THEREFORE, the parties agree as follows:

         In consideration of Licensee's commissioning and ordering from Supplier written material or art work and paying therefor, Supplier acknowledges, agrees and confirms that any and all work, writing, art work material or services, including all notes, sketches, drafts, etc. therefor (the "Work") which have been or are in the future created, prepared or performed by or on behalf of Supplier for Licensee involving, based upon, utilizing, derived from, incorporating or referring to any properties, characters or materials of Marvel have been and will be specially ordered or commissioned for use as a contribution to a collective work; that the Work was produced under the supervision and control and pursuant to the direction of Licensee; and that as such, the Work was and is expressly agreed to be considered a work made for hire pursuant to all copyright laws applicable to the Work.

         Supplier expressly grants to Licensee forever all worldwide rights of any kind and nature in and to the Work and agrees that as between Supplier and Licensee, Licensee is the sole and exclusive copyright proprietor thereof throughout the world. Supplier perpetually agrees (i) not to contest Licensee's or Marvel's exclusive, complete and unrestricted ownership in and to the Work,
(ii) not to claim any ownership in the Work; (iii) not to use or exploit or claim the right to use or exploit the Work in any manner; and (iv) not to object to any exploitation or use of the Work or to any changes, modifications, or revisions to the Work made by or on behalf of Licensee or Marvel, and Supplier hereby waives any moral rights of any kind or nature in the Work.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and to the benefit of Marvel, and their respective heirs, successors, administrators and assigns.


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




         In WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



Supplier:                                Licensee:  Laser Storm Inc.


By:                                      By:

Name:                                    Name:

Title:                                   Title:

Date:                                    Date:


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


                                                 Exhibit D               D96054R



                  Dated                     19


Marvel Characters, Inc.
c/o Marvel Entertainment Group, Inc.
387 Park Avenue South
New York, NY 10016


         This letter will serve as notice to you that pursuant to Section 18 of the License Agreement dated August 1, 1996 between you and Laser Storm Inc., we have been engaged as the subcontract manufacturer for Laser Storm Inc. in connection with the manufacture or developer of the Licensed Rights defined in the aforesaid License Agreement. We hereby acknowledge that we have received a copy and are cognizant of the terms and conditions set forth in said License Agreement and hereby agree to be bound by those provisions of said License Agreement which are applicable to our function as manufacturer or developers of the Licensed Rights, including but not limited to the right of Marvel, pursuant to Section 5(e) of the License Agreement, to examine our Books of Account Records with respect to the manufacture or development of the Licensed Rights. It is understood that this engagement as subcontract manufacturer is on a royalty-free basis, and that we have no right to sublicense or subcontract thereunder.